Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305) of Humana Inc. of our report dated June 4, 2003 relating to the financial statements and supplemental schedules of the Humana Retirement and Savings Plan as of and for the years ended December 31, 2002 and 2001 which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 19, 2003